Exhibit 21

Subsidiaries of Registrant

STATE OR
	JURISDICTION OF	NAME UNDER WHICH SUBSIDIARY
SUBSIDIARIES	INCORPORATION	DOES BUSINESS
Bio-Dental Technologies Corporation	California	Bio-Dental Technologies Corporation

*Ryker Dental of Kentucky, Inc.	Kentucky	The Supply House; Zila Dental Supply

*Integrated Dental Technologies, Inc.	California	Integrated Dental Technologies, Inc.

Oxycal Laboratories, Incorporated	Arizona	Oxycal Laboratories, Inc.

**Zila Nutraceuticals, Inc.	Arizona	Zila Nutraceuticals, Inc.

Zila Acquisition Corp.	Delaware	Zila Acquisition Corp.

Zila Biotechnology, Inc.	Arizona	Zila Biotechnology, Inc.

Zila International, Inc.	Arizona	Zila International, Inc.

Zila Limited	United Kingdom	Zila Limited

Zila Pharmaceuticals, Inc.	Nevada	Zila Pharmaceuticals, Inc.

Zila Swab Technologies, Inc.	Arizona	Innovative Swab Technologies

Zila Technical, Inc.	Arizona	Zila Technical, Inc.

Zila Technologies, Inc.	Arizona	Zila Technologies, Inc.

*wholly owned subsidiary of Bio-Dental Technologies Corporation

**wholly owned subsidiary of Oxycal Laboratories, Inc.